                                                                    EXHIBIT 10.2



[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]


                         DEVELOPMENT SERVICES AGREEMENT

         THIS AGREEMENT, made and entered into as of this 25th day of September, 2000, by and between Hemomax, LLC, a Pennsylvania limited liability company (the "Company"), and Alteon Inc., a Delaware corporation ("Alteon").

                                   BACKGROUND

         The Company wishes to obtain development services in connection with the further development of the Hemomax Technology. The Hemomax Technology was developed, and is owned, by the University of Pittsburgh, and the Company has obtained a worldwide, exclusive license to exploit such technology.

         Alteon wishes to provide such development services to the Company subject to the terms and conditions of this Agreement.

         The parties are entering into a separate Membership Unit Subscription Agreement dated the date hereof, pursuant to which Alteon will receive shares of Membership Units in the Company, as partial consideration for agreeing to make available and for carrying out the services provided under this Agreement. Such Membership Units will confer on Alteon the same rights and preferences with respect to such Membership Units as those enjoyed by the founding unitholders of the Company.

                                    AGREEMENT

         NOW, THEREFORE, it is agreed as follows:

1.       DEFINITIONS

         1.1. "Affiliate" of an entity means any person, corporation, partnership, limited liability company, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such entity.

         1.2. "First Vesting Event" means the first to occur of the following:
(1) a Sale Event, or (2) completion of the Preliminary Evaluation as evidenced by a written Preliminary Evaluation report presented to and accepted by the Board of Managers of the Company.

         1.3. "Hemomax Technology" shall mean any product or part thereof or process which is:

                  (a) Covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such process is used or sold;

                  (b) Manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Hemomax Technology is used or in which such product or part thereof is used or sold; or

                  (c) Created, discovered, developed or invented at any time prior to, on, or after the date of this Agreement relating to, based on, or incorporating Hemomax Technology or the Patent Rights, or arising out of the services performed by Alteon hereunder.

         1.4. "Patent Rights" shall mean:

                  (a) The United States and foreign patents and/or patent applications listed in Schedule 1.4;

                  (b) United States and foreign patents issued from the applications listed in Schedule 1.4 and from divisionals and continuations and continuations-in-part of these applications;

                  (c) Claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Schedule 1.4;

                  (d) Claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in (a), (b) or (c) above.

         1.5. "Preliminary Evaluation" shall have the meaning set forth on
Schedule 2.1 hereto.

         1.6. "Product" means a product or service which employs, embodies or relates to Hemomax Technology.

         1.7. "Sale Event" shall be deemed to occur if any one or more of the following occur(s):

                  (1) the Company sells, transfers, licenses, assigns, or otherwise disposes of the Hemomax Technology or any portion thereof or interest therein, including without limitation transfers to an Affiliate of the Company;

                  (2) a merger or consolidation of the Company with or into another entity, a sale of all or substantially all of the assets of the Company to another entity, a sale of a majority of the voting power of the outstanding membership interests of the Company, or any other transaction which results in a change of ownership or control over the Company or the Hemomax Technology.

         1.8. "Second Vesting Event" means the first to occur of the following:

                  (1) a Sale Event; or

                  (2) the completion of Phase II described in Schedule 2.1 and the delivery of the Technology Development Plan to the Board of Managers and the Board's acceptance thereof.

                  1.9. "Technology Development Plan" shall mean the written plan created after implementing the Preliminary Evaluation, presented by Alteon to the Hemomax Board of Managers and accepted by the Board.

                  1.10. "Third Vesting Event" means (1) a Sale Event or (2) the filing of an IND for a Product.

                  1.11. "University" means the University of Pittsburgh - of the Commonwealth System of Higher Education, a Pennsylvania nonprofit corporation.

         2. DEVELOPMENT SERVICES.

                  2.1. FURNISHING OF SERVICES. Alteon shall provide consulting services to Hemomax for developing a strategic direction and a development plan for the Hemomax Technology. After a phased plan has been identified by Alteon and approved by the Company, Alteon shall implement the plan by managing the performance of the necessary work. Alteon shall keep the Company informed throughout the work and shall involve the Company when important decisions are made in implementing the plan or at such times as are otherwise requested by the Company. Alteon shall furnish to the Company the services described in Schedule
2.1. Alteon's

Services may be performed at Alteon or at any other location in Alteon's reasonable, sole discretion.

         2.2. REPORTING. Alteon shall provide written progress reports to Company as often as reasonably necessary to permit Company to consider any significant issues and approve any recommendations for implementation. Alteon shall consult with the Company at mutually agreeable times as reasonably requested by the Company.

3. COMPANY PROGRAM MANAGER. The Company shall appoint a program manager ("Program Manager") to act as a liaison and single point of contact regarding contractual matters between Alteon and the Company.

4.       ALTEON EMPLOYEES AND CONSULTANTS.

         4.1. IDENTIFICATION OF EMPLOYEES AND CONSULTANTS. Alteon shall provide to the Company the services of the following employees and consultants of
Alteon: Robert deGroof, Ph.D., who is Alteon's Senior Vice President, Scientific Affairs ("Dr. deGroof"); Jan Lessem, M.D., Ph.D., FACC, who is a consultant to Alteon in pre-clinical and clinical development ("Dr. Lessem"); Kenneth Moch, who is Alteon's President and Chief Executive Officer ("Moch"); and other employees and consultants of Alteon as selected by Alteon. Dr. deGroof (or another person designated by Alteon and reasonably acceptable to the Company) will act as a liaison (the "Alliance Manager") with the Company's Program Manager for all work to be performed under this Agreement.

         4.2. ASSIGNMENT OF EMPLOYEES AND CONSULTANTS. Alteon in its discretion shall assign Dr. deGroof, Dr. Lessem, Mr. Moch, or other equally qualified members of its staff chosen by Alteon and reasonably acceptable to the Company, to perform services on behalf of the Company. Subject to the immediately preceding sentence, Alteon will be entitled to replace any of its employees and consultants performing services hereunder. Alteon shall be responsible for binding its employees and consultants to comply with the provisions of Sections 9.1 and 29.

         4.3. USE OF THIRD PARTY CONTRACTORS. Upon Alteon's request and the Company's agreement, Company shall retain third party contractors identified by Alteon, including, but not limited to, specialists in toxicology, pharmacology, formulations and patent law, to perform the services hereunder. Alteon shall not be responsible for any such services provided by any such third-party contractors, except that Alteon shall have management responsibility for the work being done by such contractors and shall review the results of the third party contractors' work. Alteon shall review and present to the Company contracts with third party contractors pursuant to which such contractors agree to confidentiality provisions and provisions with respect to the Company's ownership of the technology similar to that contained in Sections 9.1 and 29 hereof; provided, that Alteon shall not be responsible for any changes to such language agreed to by the Company. Company shall be responsible for paying any third-party contractors, other than Alteon's employees or consultants, hired or retained by Company, for the services performed by such contractors.

5.       RECRUITMENT AND EMPLOYEE RETENTION.

         5.1. HIRING. Alteon shall be responsible for all final hiring and retention decisions with respect to its employees, consultants and third party contractors who will be performing services for the Company.

         5.2. TERMINATION AND SUBSTITUTION OF EMPLOYEES AND CONSULTANTS. In the case where an employee or consultant or third party contractor of Alteon terminates employment or any other relationship with Alteon, or is terminated, Alteon will be entitled to designate a substitute.

6.       PAYMENT.

         6.1. PAYMENT OF HOURLY RATES. The Company agrees to pay Alteon for work performed under this Agreement (at Company premises or elsewhere) according to the pricing terms set forth on Schedule 6.1.

         6.2. TRAVEL EXPENSES. Alteon shall be fully reimbursed by the Company for travel, meals, lodging, transportation, and related out-of-pocket expenses, in each case to the extent reasonable, incurred by Alteon's employees or consultants.

         6.3. SUBMISSION OF INVOICES. Alteon will submit invoices to the Company on a monthly basis. Payment will be due within thirty (30) days of the invoice date.

7.       OPTION AND RIGHT OF FIRST NEGOTIATION.

         7.1. OPTION. Company hereby grants to Alteon an irrevocable option (the "Option") to (a) acquire or (b) obtain an exclusive, worldwide license, with the right to sublicense (the "License") under the Hemomax Technology (including without limitation the Patent Rights) owned by or licensed to the Company and created at any time prior to, on, or after the date of this Agreement, to make, have made, offer for sale, sell, use, modify, prepare derivative works, and/or import Product or the Hemomax Technology or any portion thereof. The term of the License shall extend at least until the date of expiration of the last-to-expire patent issued under the Patent Rights for the Hemomax Technology being licensed to Alteon. The Option is exercisable at any time after the date of this Agreement, and may be exercised numerous times for different Licenses or different rights within the Hemomax Technology. The Option is exercisable if the Company decides to license or sell all or a portion of the Hemomax Technology and then is exercisable only as to that portion of the Hemomax Technology that the Company decides to license or sell. The Company will be under no obligation at any time to license or sell any or a portion of the Hemomax Technology. The Company shall provide written notice to Alteon in each instance when the Company wishes to license or sell all or a portion of the Hemomax Technology. The Notice shall identify the portion of the Hemomax Technology that the Company wishes to license or sell but need not include the terms of the proposed sale; provided, however, that if a bona fide offer has been made to the Company such offer shall be disclosed to Alteon by the Company. Within thirty (30) days of receipt of the Notice Alteon shall inform the Company whether Alteon has any interest in pursuing such a license or purchase and shall be given all available information, dates and results related to the Hemomax Technology which is the subject of the Notice (the "Information Packet").

         7.2. GOOD-FAITH NEGOTIATION. If Alteon informs the Company that it has an interest, the parties will negotiate in good faith to attempt to reach a definitive, written agreement which will provide for the grant of the License or for the sale of the Hemomax Technology (the "Right of First Negotiation"); provided, that neither party shall be required to enter into the same. Company shall immediately notify Alteon upon any additional developments not included in the Information Packet.

         7.3. RIGHT TO LICENSE OR SELL. If the parties are unable to execute a definitive, written license agreement or sales agreement within three (3) months after the receipt of the Information Packet by Alteon (the "Negotiation Period"), the Company will be entitled to offer a license or sell to third parties for a period of twelve (12) months thereafter; provided, however, that Company shall not grant a license or sell to a third party which is equal to or less financially advantageous to the Company than a written offer made by Alteon to the Company during the Negotiation Period. After such twelve-month period expires, if the Company has not licensed or sold to a third party, the Company shall again be required to comply with Alteon's Option and

Right of First Negotiation. For the purpose of the foregoing, any non-cash consideration received by the Company shall be measured at its fair market cash value.

         7.4. IRREVOCABILITY. The Option and Right of First Negotiation are being granted by Company as partial consideration for Alteon entering into this Agreement and offering the services of its employees and consultants to the Company. Both the Option and the Right of First Negotiation are irrevocable and fully vested upon the signing of this Agreement, and their exercise is not subject to any further conditions, including the acceptance by the Company of the services to be performed by Alteon, other than any conditions expressly referred to in this Section 7.

8.       ISSUANCE OF MEMBERSHIP UNITS.

         8.1. ISSUANCE OF MEMBERSHIP UNITS. As consideration for Alteon entering into this Agreement and offering the services of its employees and consultants, the Company has agreed to issue and transfer 154,412 membership interest units to Alteon, pursuant to the Membership Unit Subscription Purchase Agreement dated the date hereof between Alteon and the Company. Such units being issued to Alteon represent fifteen percent (15%) of the issued and outstanding securities of the Company as of the date of this Agreement. Such units will confer on Alteon the same rights and preferences with respect to such units as those enjoyed by the founding unitholders of the Company. The units shall vest ratably upon the occurrence of each of three vesting events, the First Vesting Event, the Second Vesting Event and the Third Vesting Event.

         8.2. FIRST VESTING. Upon the occurrence of the First Vesting Event, one third of the membership units of the Company issued and transferred to Alteon under Section 8.1, that is 51,471 units, shall immediately vest. Company shall immediately notify Alteon of the occurrence of the First Vesting Event. Such units vested by this occurrence will be nonrefundable and nonassessable, and the issuance and transfer to Alteon shall be irrevocable and independent of any obligations of Alteon under this Agreement.

         8.3. SECOND VESTING. Upon the occurrence of the Second Vesting Event, the second one third of the membership units of the Company issued and transferred to Alteon under Section 8.1, that is 51,471 units, shall immediately vest. Company shall immediately notify Alteon of the occurrence of the Second Vesting Event. Such units vested by this occurrence will be nonrefundable and nonassessable, and the issuance and transfer to Alteon shall be irrevocable and independent of any obligations of Alteon under this Agreement.

         8.4. THIRD VESTING. Upon the occurrence of the Third Vesting Event, the third one third of the membership units of the Company issued and transferred to Alteon under Section 8.1, that is 51,470 units, shall immediately vest. Company shall immediately notify Alteon of the occurrence of the Third Vesting Event. Such units vested by this occurrence will be non-refundable and non-assessable, and the issuance and transfer to Alteon shall be irrevocable and independent of any obligations of Alteon under this Agreement.

         8.5. TERMS OF RESTRICTIONS. Prior to the lapse or termination of the applicable restrictions, unit certificates for the restricted units shall be issued in the name of Alteon and deposited with the Company in escrow. Dividends and other distributions on the units held in escrow, if any, shall not be paid to Alteon until the lapse or termination of the applicable restrictions. Any such dividends or other distributions shall not bear interest. Upon the lapse or termination of the applicable restrictions (and not before such time), Alteon shall receive the unit certificates for the restricted units and unpaid dividends, if any. Alteon shall be a unitholder with respect to all the units represented by the unit certificates and shall have all the rights of a unitholder with respect to all the restricted units, including the right to vote such units and to receive all dividends and other distributions paid with respect to such units, if any, subject only to the preceding provisions of this paragraph. Any units which vest will be transferred to Alteon promptly after vesting. Any units which do not vest will be deemed forfeited to the Company.

9.       INTELLECTUAL PROPERTY.

         9.1. OWNERSHIP. All inventions, technologies, improvements, derivative works or other intellectual property made or developed by Alteon's employees or consultants, solely or jointly, in the Hemomax Technology in performance of its obligation under this Agreement shall be owned solely by Company. All other inventions, technologies, improvements, derivative works or other intellectual property not related to the Hemomax Technology, and made by Alteon's employees or consultants shall be owned solely by Alteon. Company will own solely all inventions, technologies, improvements, derivative works and other intellectual property developed, made or created solely by Company's employees or consultants. Alteon and Company will own jointly all inventions, technologies, improvements, derivative works, and other intellectual property not related to the Hemomax Technology, and developed, made or created jointly by Alteon's and Company's employees or consultants. Alteon's employees or consultants shall not be considered to be the Company's employees or consultants. Inventorship shall be determined in accordance with the United States patent laws.

10.      WARRANTIES AND LIMITATION OF LIABILITY.

         10.1. WARRANTY FOR SERVICES. Alteon warrants that the services provided by Alteon shall be performed in accordance with generally accepted industry practices and standards.

         10.2. LIMITATION OF LIABILITY. Alteon shall not be liable for any indirect, incidental, consequential, or special damages. Alteon's liability in any form whatsoever under this Agreement and Company's exclusive remedy shall be limited to a return of the service fees paid in the prior 12-month period to Alteon pursuant to Section 6.1 directly attributable to the services which are rejected by the Company. Under no event will Alteon (i) be obligated to return the membership units in the Company received by Alteon, or be subject to any restrictions with respect to such membership units (provided, that such units are still subject to vesting or forfeiture as set forth in Section 8 hereof), or (ii) be precluded from exercising its Option and Right of First Negotiation pursuant to Section 7.

         10.3. FORCE MAJEURE. Alteon shall not be liable for any damages resulting from delays in performance or failure to perform due to causes beyond its control. Such causes shall include but not be limited to acts of God, strikes and governmental actions.

         10.4. DISCLAIMER OF WARRANTIES. EXCEPT AS PROVIDED IN THIS AGREEMENT, ALTEON DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR GOODS PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND THE WARRANTIES OF TITLE AND NONINFRINGEMENT.

11.      INDEMNIFICATION.

         11.1. BY COMPANY. Company agrees to indemnify (collectively, "Alteon's Indemnitees"), defend and hold Alteon, and Alteon's officers, directors, employees, consultants and Affiliates harmless from and against all losses, claims, damages, costs and expenses, including attorney's fees (collectively, the "Losses"), incurred in connection with this Agreement, including without limitation (i) claims brought by third parties arising out of the services performed by Alteon hereunder, (ii) product liability claims, including without limitation claims for personal injury by Alteon's Indemnitees, (iii) claims for intellectual property infringement or other violations, (iv) claims brought for violations of Federal or states securities laws in respect of Company's securities, and (v) claims brought by Company employees, consultants, or contractors arising out of the services performed by Alteon hereunder; provided, however, that such indemnification for such Losses shall not apply to the extent the Losses were caused by the negligence or intentional misconduct of Alteon's Indemnitees in performance of the services hereunder.

         11.2. BY ALTEON. Alteon agrees to indemnify, defend and hold Company and Company's officers, directors, employees, consultants and Affiliates (collectively, "Company's Indemnitees") harmless from and against Losses incurred in connection with this Agreement, to the extent such Losses are caused by the negligence or intentional misconduct of Alteon's Indemnitees, including without limitation (i) claims brought by third parties arising out of the services performed by Alteon hereunder, (ii) product liability claims, including without limitation claims for personal injury brought by Alteon's Indemnitees,
(iii) claims for intellectual property infringement or other violations, (iv) claims brought in violation of Federal or State laws in respect to the Company's securities, and (v) claims brought by Company employees, consultants or contractors arising out of the services performed by Alteon hereunder.

12. INSURANCE. Each of Alteon and the Company shall maintain such insurance as is reasonable and prudent under their respective circumstances, and shall upon the request of the other party provide evidence of such insurance, if any.

13. TERM AND EXTENSIONS. The term of this Agreement shall commence on the date of this Agreement and continue until completion of Phase III set forth in
Schedule 2.1.

14.      TERMINATION.

                  (a) This Agreement may be terminated by either party upon one hundred and eighty (180) days' prior written notice to the other party. Upon notice of termination by Hemomax under this Section 14(a): (i) Alteon shall retain its Option and Right of First

Negotiation under Section 7 for three (3) years following the effective date of termination, (ii) in addition to any previously vested membership units at the effective date of termination, one-half (1/2) of the unvested membership units next due to vest under Sections 8.2, 8.3 or 8.4, as applicable, shall vest upon termination (example: upon notice of termination after vesting of the first one-third of the units but before the second one-third, one half of the second one-third of the units would also vest and the third set of one-third of the units would not vest), and (iii) notwithstanding anything in this Agreement to the contrary, if a Sale Event is consummated with twelve (12) months of the effective date of such termination, then the Company shall issue to Alteon a number of units equal to the unvested units of Alteon which were forfeited upon termination.


                  (b) This Agreement may also be terminated:

                           (i) by mutual written agreement of the parties
hereto;

                           (ii) by either party on thirty (30) days' prior
written notice to the other party in the event such other party shall cause a material breach of this Agreement which is not cured within the period of written notice thereof. Upon termination by the Company under this Section 14(b)(ii), any unvested membership units shall be forfeited and Alteon shall have no further Option and Right of First Negotiation under Section 7. Upon termination by Alteon under this Section 14(b)(ii), any unvested membership units shall immediately vest and Alteon shall retain its Option and Right of First Negotiation under Section 7 for three (3) years following the effective date of termination.

                           (iii) by either party upon the insolvency of the
other party, or upon the filing of a voluntary petition in bankruptcy by the other party or to have the other party declared a bankrupt, or upon the appointment of a receiver or trustee for the other party, or upon the execution by the other party of an assignment for the benefit of creditors.

                  (c) Upon the occurrence of a Sale Event described in Section 1.7(2), or a sale or licensing of all or substantially all of the Hemomax Technology, Alteon will have the right to terminate this Agreement on thirty
(30) days prior written notice. Such right of termination is in addition to any other rights Alteon may have under this Agreement upon a Sale Event.

                  (d) Alteon shall have the right to terminate its obligations under this Agreement in that portion of the Hemomax Technology which is the subject of a Sale Event on thirty (30) days prior written notice.

15. ASSIGNMENT. No part of this Agreement or of the obligations or rights of either party hereto shall be assigned without the prior written consent of the other party, except that Alteon shall have the right to assign without Company's consent the Option and Right of First Negotiation (as defined in Section 7), or the membership units issued to Alteon in Section 8.1 (although such membership units still remain subject to restrictions on transfer described in the Operating Agreement of the Company).

16. SOLICITATION OF EMPLOYEES. During the Term of this Agreement and for a period of two years thereafter, the Company and any successor, transferee, purchaser, licensee, or assignee of the Company or of any of Company's rights (including, without limitation, any purchaser or licensee of the Hemomax Technology) agree not to solicit or hire any of Alteon's employees, or consultants of Alteon that work on the Hemomax Technology, except by mutual written consent of the parties hereto, in which case a fee for the hiring of any such employee(s) or consultant(s) shall be negotiated and mutually agreed upon.

17. INDEPENDENT CONTRACTOR. In taking any action pursuant to this Agreement, Alteon shall act only as an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an agency, employment, tenancy, partnership, joint venture or any other relationship between the parties hereto.

18. RESOLUTION OF DISPUTES. The parties agree that, in the event a dispute arises between them, they will attempt, in good faith, to resolve such dispute through mutual negotiations, which negotiations shall be conducted in an amicable and equitable manner. However, if any dispute cannot be so resolved after a reasonable period of time, the parties agree that the matter shall be submitted to and decided by binding arbitration to be held in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Either party may apply to the American Arbitration Association to institute the arbitration proceedings. The fees and expenses of the arbitrators shall be shared equally by both parties.

19. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by United States certified or registered mail, or by Federal Express (or comparable overnight mail service), postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

                  If to the Company:


                           Hemomax, LLC.
                           5140 Pembroke Place
                           Pittsburgh, PA  15232
                           Attention:  David J. D'Appolonia
                           Tel.:  412-683-1903

                  If to Alteon:

                           Alteon Inc.
                           170 Williams Drive
                           Ramsey, New Jersey 07746
                           Attention:  Kenneth I. Moch
                                        President and CEO
                           Tel.:  201-818-5500

20. GOVERNING LAW AND CHOICE OF FORUM. This Agreement and the relations between the parties will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law rules. The parties hereby submit to the jurisdiction of the courts in the Commonwealth of Pennsylvania for any disputes arising between them.

21. AMENDMENT. This Agreement may be amended only by a written agreement between Alteon and the Company that expressly amends, terminates or supersedes this Agreement.

22. SUCCESSORS AND ASSIGNS. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

23. VALIDITY OF TERMS. If any term of this Agreement shall be held void, illegal, unenforceable or in conflict with any law of a federal, state or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

24. NO WAIVER. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of that or any other right unless otherwise expressly provided herein.

25. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

27. ENTIRE AGREEMENT. This Agreement and any attached exhibits, schedules or appendices constitute the complete and exclusive agreement between the Company and Alteon with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings.

28.      SURVIVAL. The following sections shall survive the termination of this
Agreement: Section 6 on payment, Section 7 on Option and Right of First Negotiation , Section 8 on issuance of membership units, Section 9 on intellectual property, Section 10 on warranties and limitation of liability,
Section 11 on indemnification, Section 14 on terminations, Section 15 on assignment, Section 16 on solicitation of employees, Section 18 on resolution of disputes, Section 20 on governing law and choice of forum, Section 28 on survival, and Section 29 on confidentiality.

29. CONFIDENTIALITY. Each party acknowledges that it may have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, and products, and other information held in confidence by the other party ("Confidential Information"). Confidential Information will include all information in tangible or intangible form that is marked or designated in writing as confidential at the time of disclosure. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information, at least as stringent as it takes to protect its own Confidential Information. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party. The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

         Intending to be legally bound, the parties have executed this Agreement as of the date first written above.

                                              HEMOMAX, LLC


                                              By:  /s/David J. D'Appolonia
                                                 -------------------------
                                                   Name:  David J. D'Appolonia
                                                       Title:  President


                                              ALTEON INC.


                                              By:  /s/ Kenneth I. Moch
                                                   Kenneth I. Moch
                                                       President and CEO

                                  SCHEDULE 1.4

                                  PATENT RIGHTS

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                  SCHEDULE 2.1

                       Description of Development Services


Alteon will manage the further development of Hemomax Technology. The development will be carried out in three phases.

1. Phase I will be the "Preliminary Evaluation", which will consist of a review and evaluation of existing information on the Hemomax Technology and the preparation of a report for review and approval by the Hemomax Board of Managers.

         1.1. The Preliminary Evaluation will consist of a work plan with a schedule and cost estimate for conducting studies of formulation, pharmacology and toxicology needed to fill the most significant gaps and resolve the most significant uncertainties related to the feasibility of commercial development, as well as conducting preliminary review of the patent status and positioning of the Hemomax Technology.

         1.2. The Preliminary Evaluation is a rough outline of a work plan. Development of the Preliminary Evaluation will be a short-term activity, comprising a few days of work by the Alteon development team. No new data will be created during this activity.

2.       Phase II will be implementation of the Preliminary Evaluation.

         2.1. As described above, the primary tasks performed during the implementation of the Preliminary Evaluation will be to resolve specific issues relating to formulation, pharmacology, toxicology and patents. It is anticipated that approximately $[CONFIDENTIAL TREATMENT REQUESTED]will be expended during this effort. The assessment of formulation, pharmacology and toxicology issues will be designed to provide short term (within[CONFIDENTIAL TREATMENT REQUESTED]) answers to key pharmaceutical development issues. The assessment of the intellectual property status of the Hemomax Technology will include recommendations as to filings and or other actions that should be made to strengthen and broaden Hemomax's proprietary interest in the Hemomax Technology.

         2.2. The work product from implementation of the Preliminary Evaluation will be the development and delivery of the Technology Development Plan, which would include all the tasks necessary for the first filing for the first product. The data generated from the resolution of the issues in the Preliminary Evaluation will form the basis of the Technology Development Plan. The Technology Development Plan will include the specifications for the pre-clinical studies to be carried out on formulation, pharmacology and toxicology as needed to support the IND filing of the first product. It will also include a strategic analysis of how to best bring products based on the HemoMax Technology to market and to create value for the HemoMax equity holders. The Technology Development Plan will include a detailed schedule and budget.

3. Phase III will be the implementation of the Technology Development Plan, which will be completed upon the IND filing for the first Product.

                                  SCHEDULE 6.1


                                  PRICING TERMS



The following hourly rates will apply for Alteon's employees and consultants, regardless of the physical location of the employee or consultant at the time of the performance of services:

NAME OF EMPLOYEE OR CONSULTANT OR CATEGORY        RATES
------------------------------------------        -----
Kenneth Moch                                      [CONFIDENTIAL TREATMENT REQUESTED]

Dr. deGroof and other employees of Alteon         [CONFIDENTIAL TREATMENT REQUESTED]

Dr. Lessem and other consultants to Alteon        [CONFIDENTIAL TREATMENT REQUESTED]